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                                                              EXHIBIT 2(k)(2)(g)

                        AMENDMENT NUMBER 4 TO THE REMOTE
                      ACCESS AND RELATED SERVICES AGREEMENT

         THIS AMENDMENT, dated as of June 30, 1998 is made to the Remote Access and Related Services Agreement dated December 23, 1994, as amended (the "Agreement") between each registered investment company listed on Exhibit 1 of the Agreement (the "Fund") and First Data Investor Services Group, Inc, ("FDISG").

                                   WITNESSETH

         WHEREAS, the Fund and FDISG desire to further amend the Agreement to reflect certain changes thereto.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. Section 14(a) of the Agreement (as amended by Amendment Number 3) is hereby deleted in its entirety and replaced with the following new Section 14(a):

          "(a) This Agreement which became effective as of December 23, 1994 is hereby extended and shall continue through December 31, 2002 (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one
               (1) year ("Renewal Terms") each, unless the Fund or FDISG provides written notice to the other of its intent not to renew. Such notice must be received not less than one-hundred and eighty
               (180) days prior to the expiration of the Initial Term or the then current Renewal Term."



2. Effective January 1, 1999, Section I "Shareholder Account Fees" of Schedule C "Fee Schedule" (as amended by Amendment Number 3) is amended by deleting Section I in its entirety and adding the following new Section I:

         "I. SHAREHOLDER ACCOUNT FEES. The Fund shall pay the following fees:

         For the period beginning on January 1, 1999, and continuing through December 31, 2002, the Fund shall pay FDISG an annualized fee for shareholder accounts open during any monthly period ("Open Account Fee") as follows:

         Account Volume             Fee per shareholder account
         --------------             ---------------------------
         1-1.5 million                          $3.50
         1.5-3 million                          $2.40
         3-4 million                            $2.00
         4-5 million                            $1.90
         Exceeding 5 million                    $1.80




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         The Fund also shall pay FDISG Group an annualized fee of $1.60 per shareholder account that is closed during any monthly period (Closed Account Fee")(The Open Account Fees and Closed Account Fees hereafter collectively referred to as "Shareholder Account Fees"). The Shareholder Account Fees shall be billed by FDISG monthly in arrears on a prorated basis of 1/12 of the annualized fee, for all such accounts.

         In addition, on January 1 of the years 2001 and 2002 the Shareholder Account fees may be increased by FDISG in an amount equal to the lesser of (i) the cumulative percentage increase in the Consumer Price Index for all Urban Consumers (CPI-U) U.S. City Average, All Items (unadjusted = (1982-84 + 100). published by the U.S. Department of Labor, or (ii) seven percent (7%) of the Shareholder Account Fees charged by FDISG to the Fund for the preceding twelve (12) month period.

         In return for the Shareholder Account Fees, FDISG agrees to provide the following to the Fund:

         o     Remote Access to FDISG's FSR System

         o License for 512 IMPRESS Plus seats. Includes six weeks of technical training (Completed)

         o Conversion of the GT Global Funds into the AIM Family of Funds. Conversion estimated at 4500 hours of systems development

         o License for up to 15 copies of FDISG's ACE+ (Automate Control Environment) software as further defined in Schedule H

         o Dedicated Programming Support equivalent to 1 Systems Manager, 4 Programmers, and 2 Business Systems Analysts

         o     Separate FSR processing cycle

         o Implementation of a Separate FSR processing cycle by September 15, 1997, as more fully described in the attached Exhibit 3 of this Schedule C (Completed)

         o     Implementation of the core TA system functionality identified in
               Exhibit 1 of this Schedule C (Completed)

         o     Implementation of IWT Release 5.x functionality as identified in
               Exhibit 2 of this Schedule C (Completed)

         o Continued use of FDISG's Price/Rate Transmission (PRAT) application. The PRAT Application will accept prices and dividend rates from the Fund Accounting Department of the Fund electronically and post them to the FDISG Pricing System. The PRAT application will run interconnected via Local Area Network hardware and software."

         The Agreement, as previously amended and as amended by this Amendment, ("Modified Agreement") constitutes the entire agreement between the parties with respect to the subject matter hereof. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter hereof. No officer, employee, servant




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or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

On behalf of the Funds and respective Portfolios and Classes set forth in
Exhibit 1 of the Agreement, as amended and as may be amended in the future from time to time.

By: /s/ [ILLEGIBLE]
   --------------------------------------
Title: AIM Fund Services, Inc.
      -----------------------------------

FIRST DATA INVESTOR SERVICES GROUP, INC

By: /s/ [ILLEGIBLE]
   --------------------------------------

Title: Executive VP
      -----------------------------------